Exhibit 10.1

October 13, 2016

Jason M. Hollar

Dear Jason,

On behalf of Sears Holdings Corporation (“SHC”), subject to the approval of the Compensation Committee (“Compensation Committee”) of Sears Holdings Corporation’s Board of Directors, I am pleased to provide you, effective October 14, 2016, with the following changes to your position and compensation:

1.	You will serve as and have the title of Chief Financial Officer of Sears Holdings Corporation.

2.	You will receive base salary at an annual rate of $700,000.

3.	You will receive a one-time special payment of $100,000, subject to applicable tax withholdings, within thirty (30) days following December 31, 2017, provided you remain actively employed by SHC through the date payment is made.

4.	Subject to all terms and conditions of the Sears Holdings Corporation Annual Incentive Plan, including but not limited to the requirement you remain actively employed by SHC through the payment date, your minimum annual incentive bonus for the 2017 and 2018 fiscal years shall be $287,500.

5.	To clarify and confirm the treatment of the Special LTI Award, as provided for under the offer letter you executed on September 18, 2014 (the “Offer Letter”): If you are involuntarily terminated without Cause or terminate for Good Reason (as such terms are defined by the Executive Severance Agreement between SHC and you, executed on September 18, 2014 (the “ESA”)) before October 6, 2017, you shall be entitled to the third installment of the Special LTI Award provided for under the Offer Letter, to be paid in a lump-sum net of applicable withholdings within thirty (30) days of your last day worked.

6.	The definition of Good Reason provided in Section 2(c) of the ESA shall be expanded to include a material diminution in your authority, duties, or responsibilities. This paragraph constitutes an amendment to the foregoing provision of the ESA.

All terms and conditions of your employment not specifically addressed in this letter remain in full force and effect, including but not limited to the terms of the Offer Letter and ESA, both dated September 18, 2014.

(Signatures on next page)

Jason M. Hollar

October 13, 2016

To acknowledge and accept these changes, please sign and date below.

Very truly yours,

/s/ Tiffany Morris
Tiffany Morris
Vice President, Human Resources
Accepted:

/s/ Jason M. Hollar	10/13/16
Jason M. Hollar	Date